The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indicationof interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

FINAL TERMS OF THE OFFERED CERTIFICATES

OFFERED CERTIFICATES
CLASS	INITIAL CLASS PRINCIPAL AMOUNT (1)	RELATED MORTGAGE POOL	RELATED SUBGROUP	INITIAL CERTIFICATE INTEREST RATE	SUMMARY INTEREST RATE FORMULA	DESIGNATION	MOODY’S RATING (13)	FITCH RATING (13)	S&P RATING (13)
Class 1-A-1	$6,815,800	1	1-1	5.000%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 1-A-2	$77,260,000	1	1-2	5.500%	Fixed-Rate	Super Senior	(14)	AAA	AAA
Class 1-A-3 (15)	$524,000,000	1	1-3	6.000%	Fixed-Rate	Senior/Exchangeable	(14)	AAA	AAA
Class 1-A-4	$56,828,000	1	1-3	5.920%	(2)	Super Senior/TAC/Accretion Directed/Companion	Aaa	AAA	AAA
Class 1-A-5	(3)	1	1-3	0.080%	(4)	Senior/Interest-Only	(14)	AAA	AAA
Class 1-A-6	$100,000	1	1-3	6.000%	Fixed-Rate	Senior/Sequential/Accrual/Accretion Directed/Companion	(14)	AAA	AAA
Class 1-A-7	$10,000	1	1-3	6.000%	Fixed-Rate	Senior/Sequential/Accrual/Companion	(14)	AAA	AAA
Class 1-A-8	$7,000,000	1	1-3	6.000%	Fixed-Rate	Super Senior/Sequential	(14)	AAA	AAA
Class 1-A-9	$9,000,000	1	1-3	6.000%	Fixed-Rate	Super Senior/Lockout	Aaa	AAA	AAA
Class 1-A-10	$12,986,000	1	1-3	6.000%	Fixed-Rate	Senior Support/Lockout	Aa2	AAA	AAA
Class 1-A-11	$102,612,000	1	1-3	6.000%	Fixed-Rate	Super Senior/PAC	Aaa	AAA	AAA
Class 1-A-12 (15)	$55,000,000	1	1-3	6.000%	Fixed-Rate	Senior/Lockout	(14)	AAA	AAA
Class 1-A-13 (15)	$370,500,000	1	1-3	6.000%	Fixed-Rate	Senior/Sequential	(14)	AAA	AAA
Class 1-A-14 (15)	$98,500,000	1	1-3	6.000%	Fixed-Rate	Senior/Sequential	(14)	AAA	AAA
Class 1-A-15 (15)	$166,263,500	1	1-4	6.750%	Fixed-Rate	Senior/Exchangeable	(14)	AAA	AAA
Class 1-A-16 (15)	$166,263,500	1	1-4	5.740%	(5)	Senior	(14)	AAA	AAA
Class 1-A-17 (15)	(6)	1	1-4	1.010%	(7)	Senior/Interest-Only	(14)	AAA	AAA
Class 1-A-18	$2,688,000	1	1-2	5.500%	Fixed-Rate	Senior Support	(14)	AAA	AAA
Class 2-A-1	$9,710,800	2	2-1	4.500%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 2-A-2	$6,633,800	2	2-2	5.000%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 2-A-3 (15)	$79,007,200	2	2-3	5.500%	Fixed-Rate	Senior/Exchangeable	(14)	AAA	AAA
Class 2-A-4	$96,092,000	2	2-4	6.000%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 2-A-5	$18,845,500	2	2-5	6.500%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 2-A-6 (15)	$64,440,000	2	2-3	5.500%	Fixed-Rate	Senior/Sequential	(14)	AAA	AAA
Class 2-A-7 (15)	$14,567,200	2	2-3	5.500%	Fixed-Rate	Senior/Sequential	(14)	AAA	AAA
Class 3-A-1	$5,306,200	3	3-1	5.500%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 3-A-2	$15,551,600	3	3-2	6.000%	Fixed-Rate	Senior	(14)	AAA	AAA
Class 3-A-3	$6,879,900	3	3-3	6.500%	Fixed-Rate	Senior	(14)	AAA	AAA
Class A-P	$449,007	1, 2, 3	1-1, 2-1, 3-1	(8)	N/A	Senior/Principal-Only	(14)	AAA	AAA
Class A-X	(9)	2	2-5	6.000%	Fixed-Rate	Senior/Interest-Only	(14)	AAA	AAA
Class B-1	$20,534,700	1, 2, 3	(10)	6.022%	(11)	Subordinate	(14)	AA	(14)
Class B-2	$8,711,400	1, 2, 3	(10)	6.022%	(11)	Subordinate	(14)	A	(14)
Class B-3	$3,733,400	1, 2, 3	(10)	6.022%	(11)	Subordinate	(14)	BBB	(14)
Class A-R	$100	1	1-3	6.000%	Fixed-Rate	Senior/Residual	(14)	AAA	AAA

NON-OFFERED CERTIFICATES
Class B-4	$3,111,300	1, 2, 3	(10)	6.022%	(11)	Subordinate	(14)	BB	(14)
Class B-5	$1,866,700	1, 2, 3	(10)	6.022%	(11)	Subordinate	(14)	B	(14)
Class B-6	$2,489,007	1, 2, 3	(10)	6.022%	(11)	Subordinate	(14)	(14)	(14)
Class P	$100	1, 2	(12)	N/A	N/A	Prepayment Penalties	(14)	AAA	AAA

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%, as described in the prospectus supplement.

(2)

The per annum certificate interest rate on the Class 1-A-4 Certificates will be equal to LIBOR (the London Interbank Offered Rate, as described in “Description of the Certificates—Determination of LIBOR” in the prospectus supplement) plus 0.600%, subject to a minimum certificate interest rate of 0.600% per annum and a maximum certificate interest rate of 9.500% per annum.  Any interest payable on the Class 1-A-4 Certificates in excess of the interest payable to such class at an interest rate of 6.000% per annum will be payable solely from amounts received in respect of the yield maintenance agreement, as described in the prospectus supplement.

(3)

The Class 1-A-5 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 1-A-5 Notional Amount, which is initially equal to approximately $56,828,000, calculated as described in “Glossary of Defined Terms” in the prospectus supplement.

(4)

The per annum interest rate on the Class 1-A-5 Certificates will be equal to the excess of (a) 5.400% over (b) LIBOR, subject to a minimum certificate interest rate of 0.000% per annum and a maximum certificate interest rate of 5.400% per annum.

(5)

The per annum interest rate on the Class 1-A-16 Certificates will be equal to LIBOR plus 0.420%, subject to a minimum certificate interest rate of 0.420% per annum and a maximum certificate interest rate of 6.750% per annum.

(6)

The Class 1-A-17 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 1-A-17 Notional Amount, which is initially equal to approximately $166,263,500, calculated as described in “Glossary of Terms” in the prospectus supplement.

(7)

The per annum interest rate on the Class 1-A-17 Certificates will be equal to the excess of (a) 6.330% over (b) LIBOR, subject to a minimum certificate interest rate of 0.000% per annum and a maximum certificate interest rate of 6.330% per annum.

(8)

The Class A-P Certificates are principal-only certificates and are not entitled to payments of interest.

(9)

The Class A-X Certificates are interest-only certificates and will accrue interest on the Class A-X Notional Amount, which is initially equal to approximately $39,950, calculated as described in “Glossary of Defined Terms” in the prospectus supplement.  These certificates will not receive any distributions of principal.

(10)

The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be related to all pool 1, pool 2 and pool 3 subgroups.

(11)

The per annum certificate interest rate on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be calculated as described herein under “Description of the Certificates — Certificate Interest Rates” in the prospectus supplement.

(12)

The Class P Certificates will be entitled to the prepayment penalties on the mortgage loans.

(13)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in the prospectus supplement for a more complete discussion of the certificate ratings.

(14)

Such rating agency has not been asked to rate these certificates.

(15)

Each of these classes of certificates are exchangeable for certain other classes of offered certificates in the combinations identified in Annex C to the prospectus supplement.  See “Description of the Offered Certificates − Exchangeable Certificates” in the prospectus supplement.

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE (3)	FINAL SCHEDULED DISTRIBUTION DATE (4)	MINIMUM DENOMINATION (5)	INCREMENTAL DENOMINATIONS	CUSIP
Class 1-A-1	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAA8
Class 1-A-2	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAB6
Class 1-A-3	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAC4
Class 1-A-4	DD	0	30/360	July 2011	June 2037	$100,000	$1	46630WAD2
Class 1-A-5	DD	0	30/360	N/A	June 2037	$100,000	$1	46630WAE0
Class 1-A-6	CM	24	30/360	June 2007	June 2037	$100,000	$1	46630WAF7
Class 1-A-7	CM	24	30/360	July 2011	June 2037	$10,000	$1	46630WAG5
Class 1-A-8	CM	24	30/360	April 2037	June 2037	$1,000	$1	46630WAH3
Class 1-A-9	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAJ9
Class 1-A-10	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAK6
Class 1-A-11	CM	24	30/360	May 2018	June 2037	$100,000	$1	46630WAL4
Class 1-A-12	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAM2
Class 1-A-13	CM	24	30/360	April 2013	June 2037	$100,000	$1	46630WAN0
Class 1-A-14	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAP5
Class 1-A-15	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WAQ3
Class 1-A-16	DD	0	30/360	April 2037	June 2037	$100,000	$1	46630WAR1
Class 1-A-17	DD	0	30/360	N/A	June 2037	$100,000	$1	46630WAS9
Class 1-A-18	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBP4
Class 2-A-1	CM	24	30/360	October 2021	June 2037	$100,000	$1	46630WAT7
Class 2-A-2	CM	24	30/360	April 2022	June 2037	$100,000	$1	46630WAU4
Class 2-A-3	CM	24	30/360	April 2022	June 2037	$100,000	$1	46630WAV2
Class 2-A-4	CM	24	30/360	April 2022	June 2037	$100,000	$1	46630WAW0
Class 2-A-5	CM	24	30/360	April 2022	June 2037	$100,000	$1	46630WAX8
Class 2-A-6	CM	24	30/360	March 2014	June 2037	$100,000	$1	46630WAY6
Class 2-A-7	CM	24	30/360	April 2022	June 2037	$100,000	$1	46630WAZ3
Class 3-A-1	CM	24	30/360	April 2027	June 2037	$100,000	$1	46630WBA7
Class 3-A-2	CM	24	30/360	April 2027	June 2037	$100,000	$1	46630WBB5
Class 3-A-3	CM	24	30/360	April 2027	June 2037	$100,000	$1	46630WBC3
Class A-P	CM	NA	N/A	January 2035	June 2037	$100,000	$1	46630WBD1
Class A-X	CM	24	30/360	N/A	June 2037	$39,950	N/A	46630WBE9
Class B-1	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBF6
Class B-2	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBG4
Class B-3	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBH2
Class A-R	CM	24	30/360	June 2007	June 2037	$100	(5)	46630WBJ8

NON-OFFERED CERTIFICATES

Class B-4	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBK5
Class B-5	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBL3
Class B-6	CM	24	30/360	April 2037	June 2037	$100,000	$1	46630WBM1
Class P	CM	NA	N/A	June 2012	June 2037	$100	(5)	46630WBN9

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.    DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.    0 day = For any distribution date, the period from and including the 25th day of the month immediately preceding such distribution date to and including the 24th day of the month of such distribution date.

(3)

Calculated as described in the prospectus supplement under “Description of the Certificates — Expected Final Distribution Date”

(4)

Calculated as described in the prospectus supplement under “Description of the Certificates — Final Scheduled Distribution Date”

(5)

The Class A-R and Class P Certificate will be issued in definitive, fully registered form, representing the entire percentage interest of that class.